UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 21, 2006

Cowlitz Bancorporation
(Exact Name of Registrant as specified in its charter)

Washington	0-23881	91 - 529841
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

927 Commerce Ave.
Longview, Washington 98632
Address of Principal Executive Office and Zip Code

Registrant's telephone number including area code 360-423-9088

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR
230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR
240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

        On June 21, 2006, Donna Gardner and Cowlitz Bancorporation entered into an Employment Agreement that provides for annual compensation of $106,742.04 with a targeted performance bonus of 20% of annual salary. Ms. Gardner will serve as Vice President of Cowlitz Bancorporation and Executive Vice President/Retail Banking of Cowlitz Bank. If Ms. Gardner is terminated by Cowlitz other than for cause or Ms. Gardner leaves for good reason (including relocation, material adverse change to title or line of reporting and certain salary reduction), she will be entitled to six months salary as severance. If she is terminated in connection with a change in control of Cowlitz, she will be entitled to a payment equal to eighteen month's salary and the highest bonus paid to her in the two years prior to the change in control and continuing insurance benefits for the shorter of the full COBRA period or eighteen months. To receive such payments, Ms. Gardner must execute a release and comply with restrictive covenants. The term of the Employment Agreement began effective June 21, 2006 and continues for two years. Unless either party informs the other party that they do not wish to extend the Employment Agreement at least 60 days prior to the end of the term, the Employment Agreement will automatically renew for an additional one-year term. A copy of the agreement is attached as Exhibit 99.1.

        On June 21, 2006, Cowlitz entered into Terms of Employment and Change in Control Agreements with Lynda Larrabee, Vice President and Secretary, and Sue Rodgers, Vice President at Cowlitz Bank, which provide for the payment of twelve months base salary, the executive's highest bonus paid in the two years preceding termination and continuing insurance benefits for the shorter of 12 months or the full COBRA period following termination in connection with a change in control of Cowlitz other than for cause. The form of agreement is attached as Exhibit 99.2.

Item 9.01	Financial Statements and Exhibits

	(a)	Not applicable.
	(b)	Not applicable.
	(c)	Exhibits.
99.1 Employment Agreement
99.2 Form of Terms of Employment and Change in Control Agreement

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COWLITZ BANCORPORATION
(Registrant)

Date:	June 21, 2006	By:	/s/ Richard J. Fitzpatrick
Richard J. Fitzpatrick, Chief Executive
Officer